KRONOS INTERNATIONAL ANNOUNCES FIRST QUARTER OF 2012 RESULTS

DALLAS, TEXAS…May 9, 2012… Kronos International, Inc. (“Kronos International” or the “Company”), a wholly-owned subsidiary of Kronos Worldwide, Inc. (NYSE: KRO) today reported net income for the first quarter of 2012 of $89.8 million compared with net income of $41.1 million in the first quarter of 2011.  Comparability of the Company’s results was impacted by higher income from operations in the first quarter of 2012 principally due to higher average TiO2 selling prices and higher sales and production volumes in 2012.

Net sales of $383.9 million in the first quarter of 2012 were $85.2 million, or 29% higher than in the first quarter of 2011 primarily due to higher average TiO2 selling prices and higher sales volumes, partially offset by the negative impact of fluctuations in currency exchange rates which decreased net sales by approximately $9 million.  The Company’s average TiO2 selling prices were 31% higher in the first quarter of 2012 as compared to the first quarter of 2011, and average selling prices at the end of the first quarter of 2012 were 2% lower than prices at the end of 2011.  TiO2 sales volumes for the first quarter of 2012 increased 1% as compared to the first quarter of 2011 as higher sales volumes in export markets were offset by lower sales volumes in Europe.  The Company’s sales volumes in the first quarter of 2012 set a new record for a first quarter.  The table at the end of this press release summarizes how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the first quarter of 2012 was $137.1 million as compared with segment profit of $73.4 million in the first quarter of 2011.  Segment profit in the first quarter of 2012 increased due to higher TiO2 selling prices, higher sales volumes and higher production volumes.  These increases were partially offset by higher raw material costs and the unfavorable effects of fluctuations in currency exchange rates which decreased segment profit by approximately $1 million.  The Company’s TiO2 production volumes were 4% higher in the first quarter of 2012 as compared to the first quarter of 2011, with operating rates at near full practical capacity throughout the first quarter of 2012.  The Company’s production volumes in the first quarter of 2012 set a new record for a first quarter.

As previously reported, in March 2011 we completed the redemption of €80 million principal amount of the Company’s 6½% Senior Secured Notes due in April 2013 at the redemption price of 102.167% of the principal amount. The Company’s results in the first quarter of 2011 include an aggregate $3.3 million charge ($2.2 million, net of income tax benefit) consisting of the call premium and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed Senior Notes.

With respect to the €279.2 million principal amount outstanding at March 31, 2012 of our Senior Notes, we have commenced efforts to refinance the Senior Notes, and have engaged a financial advisor to assist us in these efforts.  The definitive terms of any such refinancing have not yet been determined, and while there can be no assurance that we would be able to complete a refinancing on terms acceptable to us, we believe we will be able to refinance the remaining Senior Notes before their maturity date.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “Our operating and financial results for the first quarter of 2012 were excellent and continued to be driven by customer demand and manufacturing efficiency.  We set new records for a first quarter in both production and sales volumes of TiO2 products.  Our TiO2 segment profit for the first quarter of 2012 of $137.1 million set a new record.  We expect our 2012 sales volumes to continue at a higher rate as compared to 2011, and that our 2012 sales volumes will exceed our 2012 production volumes.  While the cost of our raw materials is expected to increase significantly in 2012, we believe our segment profit will increase due to higher average selling prices and sales volumes for our TiO2 products.  With the constraints and time required to add significant new production capacity, especially for the premium grades of TiO2 products produced through the chloride process, we expect the overall global supply and demand dynamics for TiO2 products that we have experienced since the second half of 2009 will continue for the foreseeable future, with intermittent periods of availability and shortage. As a result, we expect our profitability and cash flows to remain strong in 2012 and beyond.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses;
•	Customer inventory levels;
•	Changes in raw material and other operating costs (such as energy and ore costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	The introduction of trade barriers;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro and the Norwegian krone), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos International, Inc. is a major international producer of titanium dioxide products.

KRONOS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share and metric ton data)
(Unaudited)
	Three months
	ended March 31,
	2011	2012

Net sales	$298.7	$383.9
Cost of sales	194.4	216.2

Gross margin	104.3	167.7

Selling, general and administrative expense	33.4	37.3
Other operating income (expense):
Currency transactions, net	-	.5
Royalty Income	2.4	6.2
Other, net	-	(.2)

Income from operations	73.3	136.9

Other income (expense):
Trade interest income	.1	.2
Loss on prepayment of debt	(3.3)	-
Interest expense	(9.3)	(6.3)

Income before income taxes	60.8	130.8

Income tax expense	19.7	41.0

Net income	$41.1	$89.8

TiO2 data - metric tons in thousands:
Sales volumes	84	85
Production volumes	90	94

KRONOS INTERNATIONAL, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
(In millions)
(Unaudited)

	Three months
	ended March 31,
	2011	2012

Segment profit	$73.4	$137.1
Adjustment -
trade interest income	(.1)	(.2)

Income from operations	$73.3	$136.9

KRONOS INTERNATIONAL INC.
IMPACT OF PERCENTAGE CHANGE IN SALES
(Unaudited)

	Three months
	ended March 31,
	2012 vs. 2011

Percentage change in sales:
TiO2 product pricing	31%
TiO2 sales volume	1%
TiO2 product mix	-%
Changes in currency exchange rates	(3	) %

Total	29%